EXHIBIT 99.1

Houston Wire & Cable Company Reports Record Sales and Operating Cash Flow Results For The Fourth Quarter and Year Ended December 2007

HOUSTON, March 17, 2008 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced record sales and operating cash flow for the fourth quarter and year ended December 2007.

 Selected highlights for the fourth quarter of 2007 are:

 * Sales increased 7.6% to a record $89.2 million from $82.9 million in 2006
 * Organic growth accounted for the entire increase in sales
 * Basic and fully diluted earnings per share (EPS) were $0.33 and
   $0.32 respectively
 * Record Operating Cash Flow of $8.8 million

 Selected highlights for the 2007 year:

 * Sales increased 11.0% to a record $359.1 million from $323.5 million in 2006
 * Organic growth accounted for the entire increase in sales
 * Record Operating Cash Flow of $20.8 million
 * Basic and fully diluted EPS were $1.49 and  $1.48, respectively
 * The Company repurchased 11.5% of its outstanding shares
 * The Company initiated a quarterly dividend

Sales in the fourth quarter of 2007 reached a record level of $89.2 million. The Company achieved a 7.6% increase on top of last year's record fourth quarter, which experienced a growth rate of 25.8% over the prior year's quarter. The Company estimates that sales from its five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Selected Industrials, LifeGuard (and other private branded products) and Utility Power Generation, were up by approximately 9% over the fourth quarter of 2006, while fourth quarter sales growth in its Repair and Replacement sector, also referred to as Maintenance Repair & Operation (MRO), was slightly negative. Our Repair and Replacement sector faced a difficult underlying economy in the fourth quarter of 2007 when compared to the more robust business environment during the fourth quarter of 2006.

Sales growth for the full 2007 year increased 11.0% over 2006 levels, as compared to a record growth rate of 51.2% in 2006 which had been driven by strong customer demand, amplified by inflation and hurricane impacted sales and by a substantial increase in our inventory availability. The Company estimates that sales from its five major growth initiatives increased by 22% for the full year, while sales in its Repair and Replacement sector were flat when compared to the prior year. Management estimates that approximately 3-5% of the Company's Repair and Replacement sales in 2006 resulted from hurricanes that did not recur in 2007.

As mentioned in previous press releases, the Company anticipated gross margin compression in 2007, given the exceptionally high gross margins in 2006. The 2006 gross margin percentage was driven by a favorable product mix, inflation and strong demand supported by an 80% increase in inventory; all of which mitigated discounting. We cautioned at that time the 2006 gross margin levels were an anomaly and, absent future like influences, were unsustainable. Consistent with these expectations, gross margin declined to 24.3% in the fourth quarter of 2007. Additionally, the Company typically experiences seasonally lower margins in the fourth quarter. Gross margin was 25.9% for 2007 compared to 28.5% in 2006, as the Company experienced margin compression throughout 2007. This 260 basis point difference in 2007 reflects the normalizing of gross margin to the more historical levels the Company experienced prior to 2006.

Operating Expenses as a percent of sales for the year 2007 were 12.0% versus 12.1% in 2006, reflecting improved leverage from our sales and distribution platform and improvements from the Company's Operational Excellence initiative, which focuses on customer service and elimination of waste. This expense leverage from higher sales was tempered by higher public company expenses which were $2.8 million more in 2007 than the comparable 2006 period. These incremental public company expenses included $1.2 million of non-cash charges for stock options granted in 2007.

Operating Income margin in 2007 was 13.8% versus 16.4% in 2006 reflecting the increased public company expenses and lower gross margin. Operating Cash Flow improved by $20.8 million in 2007 versus 2006, as the Company generated $20.8 million of operating cash flow in 2007 compared to less than $0.1 million in 2006. The Company achieved this improvement in spite of additional working capital requirements including $5.8 million for accounts receivable, due to increased sales and $13.0 million for inventory needed to meet increasing customer demand and to continue with a strong product availability platform.

Net Income for the fourth quarter was $6.2 million compared to $8.2 million last year, a decrease of 23.8%, as sales increases and expense control did not fully mitigate the decline in gross margin and the increased public company expenses. The Company achieved Net Income of $30.2 million for the year 2007 compared to Net Income of $30.7 million in 2006, a decrease of 1.5%.

Basic and diluted EPS for the fourth quarter of 2007 were $0.33 and $0.32 respectively. For the year 2007, basic and diluted EPS were $1.49 and $1.48 respectively. Basic and diluted EPS for the comparable 2006 period were $1.63 and $1.62, respectively, on a GAAP basis and $1.52 on a non-GAAP basis (assuming the Company had been public for the entire 2006 year).

President and CEO Charles Sorrentino commented, "In many respects, 2007 was a great year and even a record year in some cases, as operating cash flow was $20.8 million and Return on Invested Capital and Return on Equity were at very attractive levels. However, we did not achieve all of our objectives as we faced four quarters of difficult comparisons from 2006 and headwinds from a slowing economy. Sales were $359.1 million in 2007, which was a new record. Sales growth was 11.0% for the year, which needs to be viewed in light of the 51.2% sales increase the Company experienced in 2006, and the more challenging business environment in 2007. Our five growth initiatives continue to be the engine driving organic sales increases. These growth drivers have been largely responsible for the more than doubling of our revenues over the last four years."

"In 2007, we made numerous additional investments that will benefit the Company in 2008 and beyond. New sales and marketing positions were added, new products were introduced that targeted the energy industry, and we increased distribution capacity and formalized sales training for our team. Excellent 2007 operating cash flow provided us with significant capital flexibility. From August through December of 2007 the Company repurchased 2.4 million shares, or 11.5% of our outstanding shares. In January 2008, the share buyback authorization was raised by 50% to $75 million. In addition, the Company initiated a dividend in the third quarter of 2007 and recently increased it by 13%. These actions represent our commitment to shareholders to make every effort to manage capital in the most efficient manner while still maintaining adequate resources to make acquisitions and fund future organic growth."

"As we look to 2008, we are mindful that the first half will be challenging in light of the current economic climate. However, we remain positive with respect to our growth initiatives, as we anticipate further penetration of our targeted markets of Utilities, Selected Industrials and Infrastructure. Going forward, the full impact of public company expenses will be included in our prior year results and margins will be compared to more normalized historical levels. Accordingly, we look for sales growth in 2008 to be in the range of 5-10% and we anticipate EPS, at these sales levels, to be in the range of $1.60 - $1.75 given current business conditions."

Conference Call

The Company will host a conference call to discuss fourth quarter and year-end results on Monday, March 17th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

This call is being web cast by Thomson/CCBN and can be accessed at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=197708&eventID=1671192. Institutional investors can access the call at (www.streetevents.com), a password-protected event management site hosted by Thomson Street Events.

Approximately two hours after the call has been completed, the web cast can be found under the Investor Relations section of the Company's website at www.houwire.com. The web cast will be available for 30 days and a replay of the telephone conference will be available until March 31, 2008. Interested parties should use the following replay phone numbers:

Primary Replay Number: (888) 286-8010

Secondary Replay Number: (617) 801-6888

Participant Password: 13337239

About the Company

With more than 30 years' experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard, a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to, economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors, other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008.

Additionally, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                     Houston Wire & Cable Company

                      Consolidated Balance Sheets

                                               December 31,
                                         ------------------------
                                           2007            2006
                                         ---------      ---------
                                     (In thousands, except share data)
 Assets
  Current assets:
   Accounts receivable, net              $  58,202      $  52,128
   Inventories, net                         69,299         56,329
   Deferred income taxes                     1,054          1,165
   Prepaid expenses                            832            450
   Income taxes                              2,004             --
                                         ---------      ---------
 Total current assets                      131,391        110,072
                                         ---------      ---------

 Property and equipment, net                 3,234          2,973

 Goodwill                                    2,996          2,996
 Deferred income taxes                       1,356            688
 Other assets                                  114            135
                                         ---------      ---------
 Total assets                            $ 139,091      $ 116,864
                                         =========      =========

 Liabilities and stockholders' equity
  Current liabilities:
   Book overdraft                        $   3,854      $   1,265
   Trade accounts payable                   12,297         10,988
   Accrued and other current liabilities    17,263         10,358
   Income taxes                                 --            520
                                         ---------      ---------
 Total current liabilities                  33,414         23,131
                                         ---------      ---------

 Long-term obligations                      34,507         12,059

 Stockholders' equity:
  Common stock, $0.001 par value;
   100,000,000 shares authorized:
   20,988,952 shares issued and
   18,577,727 shares outstanding
   at December 31, 2007 and
   20,867,172 issued and outstanding
   at December 31, 2006                         21             21
  Additional paid-in capital                54,131         50,979
  Retained earnings                         57,846         30,674
  Less: Cost of treasury stock             (40,828)            --
                                         ---------      ---------
 Total stockholders' equity                 71,170         81,674
                                         ---------      ---------
 Total liabilities and
  stockholders' equity                   $ 139,091      $ 116,864
                                         =========      =========

                     Houston Wire & Cable Company

                   Consolidated Statements of Income

                       Three Months Ended            Year Ended
                           December 31,              December 31,
                     -----------------------   -----------------------
                        2007         2006         2007         2006
                     ----------   ----------   ----------   ----------
 Sales               $   89,195   $   82,892   $  359,115   $  323,467
 Cost of sales           67,495       59,274      266,276      231,128
                     ----------   ----------   ----------   ----------
 Gross profit            21,700       23,618       92,839       92,339

 Operating expenses:
  Salaries and
   commissions            6,386        5,682       23,861       22,706
  Other operating
   expenses               4,927        4,135       18,811       15,975
  Management fee             --           --           --          208
  Depreciation and
   amortization             128          100          459          376
                     ----------   ----------   ----------   ----------
 Total operating
  expenses               11,441        9,917       43,131       39,265
                     ----------   ----------   ----------   ----------

 Operating income        10,259       13,701       49,708       53,074
 Interest expense           527          409        1,188        3,075
                     ----------   ----------   ----------   ----------
 Income before
  income taxes            9,732       13,292       48,520       49,999

 Income taxes             3,519        5,142       18,295       19,325
                     ----------   ----------   ----------   ----------
 Net income          $    6,213   $    8,150   $   30,225   $   30,674
                     ==========   ==========   ==========   ==========
 Earnings per share:
  Basic              $     0.33   $     0.39   $     1.49   $     1.63
                     ==========   ==========   ==========   ==========
  Diluted            $     0.32   $     0.39   $     1.48   $     1.62
                     ==========   ==========   ==========   ==========
 Weighted average
  common shares
  outstanding:
   Basic             19,107,492   20,867,172   20,328,182   18,875,192
                     ==========   ==========   ==========   ==========
   Diluted           19,150,465   20,991,169   20,406,000   18,984,826
                     ==========   ==========   ==========   ==========
 Dividends declared
  per share          $    0.075   $       --   $     0.15   $       --
                     ==========   ==========   ==========   ==========

                     Houston Wire & Cable Company

                 Consolidated Statements of Cash Flows

                                                Year Ended December 31,
                                                ----------------------
                                                   2007         2006
                                                ---------    ---------
                                                     (In thousands)
 Operating activities
 Net income                                     $  30,225    $  30,674
 Adjustments to reconcile net income to
  net cash provided by (used in) operating
  activities:
    Depreciation and amortization                     459          376
    Amortization of capitalized loan costs             66          326
    Amortization of unearned stock compensation     1,826          332
    Provision for doubtful accounts                  (238)          --
    Provision for returns and allowances              (37)         211
    Provision for inventory obsolescence               55          289
    (Gain) loss on disposals of property
     and equipment                                    (15)           1
    Deferred income taxes                            (557)         119
    Changes in operating assets and liabilities:
       Accounts receivable                         (5,799)     (11,030)
       Inventories                                (13,025)     (25,312)
       Prepaid expenses                              (382)          40
       Other assets                                   (45)         (26)
       Book overdraft                               2,589         (854)
       Trade accounts payable                       1,309        2,720
       Accrued and other current liabilities        6,905        2,476
       Income taxes payable                        (2,524)        (304)
                                                ---------    ---------
 Net cash provided by operating activities         20,812           38

 Investing activities
    Expenditures for property, plant,
     and equipment                                   (728)        (623)
    Proceeds from disposals of property
     and equipment                                     23            6
                                                ---------    ---------
 Net cash used in investing activities               (705)        (617)

 Financing activities
    Borrowings on revolver                        397,471      332,488
    Payments on revolver                         (375,023)    (367,335)
    Payments on long-term obligations                  --      (14,500)
    Proceeds from exercise of stock options            97            6
    Payment of dividends                           (2,997)          --
    Proceeds from sale of stock                        --       51,382
    Payment of offering costs                          --       (1,482)
    Excess tax benefit for options                  1,235           20
    Purchase of treasury stock                    (40,890)          --
                                                ---------    ---------
 Net cash (used in) provided by financing
  activities                                      (20,107)         579
                                                ---------    ---------
 Net change in cash                                    --           --
 Cash at beginning of year                             --           --
                                                ---------    ---------
 Cash at end of year                            $      --    $      --
                                                =========    =========
 Supplemental disclosures
    Cash paid during the year for interest      $   1,119    $   2,982
                                                =========    =========
    Cash paid during the year for income taxes
                                                $  20,148    $  19,459
                                                =========    =========

CONTACT:  Houston Wire & Cable Company
          Eric W. Davis, V.P. & Controller
          Direct:  713.609.2177
          Fax:  713.609.2265
          edavis@houwire.com